Exhibit 11.1

Registered with the Public Company

Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Offering Statement of Greenmo, Inc. (“the Company”) on Form 1-A/A of our report dated September 12, 2018, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Greenmo, Inc. as of September 30, 2017 and for the year then ended. We also consent to the reference of our Firm under the caption “experts” in such Offering Statement.

/s/ Sadler, Gibb & Associates, LLC

Salt Lake City, UT

November 13, 2018